Exhibit 4.10
Description of the Registrant’s Common Stock
Registered under Section 12 of the Securities Exchange Act of 1934
The following sets forth a description of the material terms of the common stock of Merck & Co., Inc. (“Merck”). The description is qualified in its entirety by reference to Merck’s certificate of incorporation and by-laws, copies of which are included or incorporated by reference as exhibits to Merck’s most recently filed Annual Report on Form 10-K. You are encouraged to read Merck’s certificate of incorporation and by-laws and the applicable provisions of the New Jersey Business Corporation Act for additional information.
Under its certificate of incorporation, Merck is authorized to issue an aggregate of 6,520,000,000 shares of capital stock, divided into classes as follows:
•6,500,000,000 shares of common stock, par value $0.50 per share; and
•20,000,000 shares of preferred stock, par value $1.00 per share, issuable in one or more series.
Subject to the preferences, qualifications, limitations, voting and other rights and restrictions with respect to each class of Merck’s capital stock having any preference or priority over Merck’s common stock, the holders of the common stock shall have and possess all rights appertaining to Merck’s capital stock. The holders of shares of Merck’s common stock are entitled to one vote per share for each share held of record on all matters voted on by shareholders, including the election of directors.
A majority of votes cast by shares of Merck’s common stock entitled to vote is required for:
•adoption of a proposed amendment to the certificate of incorporation;
•approval of a proposed plan of merger or consolidation;
•approval of a sale, lease, exchange or other disposition of all, or substantially all, of Merck’s assets, not in the usual and regular course of business;
•approval of a proposed plan of exchange; and
•approval of a proposed plan of dissolution.
In addition, unless approved by the affirmative vote of holders of at least two-thirds of the shares of Merck’s common stock voted thereon by disinterested shareholders, Merck is generally prohibited from purchasing shares of Merck’s common stock at a price in excess of a fair market price from a person known to Merck to be the beneficial owner of more than 5% of the voting power of the then outstanding shares of Merck’s common stock, subject to exceptions for certain open market transactions, certain public transactions, purchases pursuant to an offer to purchase made on the same terms and conditions to all holders of Merck’s common stock and shares held by such a beneficial owner for longer than two years.
Holders of Merck’s common stock are entitled to participate equally in dividends when and as such dividends may be declared by Merck’s board of directors out of funds legally available therefor. As a New Jersey corporation, Merck is subject to statutory limitations on the declaration and payment of dividends. In the event of Merck’s liquidation, dissolution or winding up, holders of Merck’s common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of Merck’s indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of Merck’s preferred stock. The holders of Merck’s common stock have no conversion, redemption, preemptive or cumulative voting rights. All of the shares of Merck’s common stock issued by Merck are validly issued, fully paid and non-assessable.

The transfer agent and registrar for Merck’s common stock is Equinity Trust Company.
Takeover Defense
Certain provisions of Merck’s certificate of incorporation and by-laws and of the New Jersey Business Corporation Act (the “NJBCA”) may have anti-takeover effects and could delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interests, including attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of the incumbent management and directors more difficult.
Authorized Shares; Undesignated Preferred Stock. Merck’s certificate of incorporation authorizes the issuance of up to 6,500,000,000 shares of common stock and 20,000,000 shares of preferred stock. These additional authorized shares may be used by Merck’s board of directors, to the extent consistent with its fiduciary duty, to deter future attempts to gain control of Merck, and may discourage attempts by others to attempt to acquire control of Merck without negotiation with Merck’s board of directors.
Merck’s board of directors has the sole authority, subject to the rights of any outstanding series of Merck’s preferred stock, to fix the numbers, designations, rights, preferences and limitations of any one or more series of preferred stock, including with respect to voting, dividends, conversion, redemption and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, Merck’s board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of Merck, and thereby assist members of management to retain their positions.
No Shareholder Action by Written Consent. Merck’s certificate of incorporation provides that shareholders may not act by written consent. Any shareholder action must be taken at a duly called annual or special meeting.
Special Meetings of Shareholders. In addition to what is provided by the NJBCA, a special meeting may be called at any time by Merck’s board of directors and, subject to the rights of the holders of any class or series of preferred stock then outstanding, generally may be called at any time upon the written request, in the form prescribed in Merck’s by-laws, of the holders of record of at least 15% or more of the capital stock entitled to vote in the election of directors.
Notification of Proposed Business and Nominations for Annual Meetings. Merck’s by-laws require that written notice of any shareholder proposal for business at an annual meeting of shareholders, or any shareholder director nomination for an annual meeting of shareholders, be received at least 120 days but no more than 150 days prior to the anniversary date of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the most recent annual meeting of shareholders, the shareholders’ notice must be so delivered not later than the close of business on the later of (i) the 120th day prior to such annual meeting of shareholders or (ii) the 10th day following the day on which a public announcement of the annual meeting date is first made. Also, Merck’s by-laws allow a shareholder or a group of no more than 20 shareholders, who or which has maintained continuous qualifying ownership of at least 3% of Merck’s outstanding common stock for at least three years and has complied with the other requirements set forth in the by-laws, to include director nominees constituting up to 20% of the board of directors in Merck’s proxy materials for an annual meeting of shareholders. A request to include such a nominee must be received at least 120 days but no more than 150 days prior to the anniversary of the date Merck commenced mailing of its proxy materials in connection with the most recent annual meeting of shareholders.
No Cumulative Voting. Merck’s certificate of incorporation does not permit cumulative voting in the election of directors.
Business Combinations with Interested Shareholder. The NJBCA provides that no corporation organized under the laws of New Jersey (a “resident domestic corporation”) may engage in any “business combination” (as defined in the NJBCA) with any interested shareholder (generally a 10% or greater shareholder) of such corporation for a period of five years following such interested shareholder’s stock acquisition, unless either (i) such stock acquisition is approved by the board of directors of such corporation prior to the stock acquisition and any subsequent business combinations with the interested shareholder are approved by (A) members of the board of directors independent of the interested shareholder and (B) the holders of a majority of the voting stock not beneficially owned by the interested shareholder or (ii) such business combination is approved by the board of directors of such corporation prior to the stock acquisition.
In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested shareholder of such corporation other than: (i) a business combination approved by the board of directors prior to the stock acquisition, (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose, (iii) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by such interested shareholder or (iv) a business combination approved (A) by the board of directors independent of the interested shareholder prior to the consummation of the business combination and (B) the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for such purpose if the interested shareholder’s stock acquisition was approved by the board of directors prior to the consummation of such stock acquisition.
Board of Directors. Merck’s certificate of incorporation provides that, subject to the rights of the holders of shares of any series of preferred stock then outstanding, the number of directors composing Merck’s board of directors will not exceed eighteen, and that a director can only be removed by shareholder vote if there is cause for the director’s removal. A majority of the directors then constituting Merck’s board of directors are authorized to fill vacancies on the board of directors, whether created by removal for cause, resignation or otherwise.
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